Exhibit 5

Deneen Donnley Senior Vice President and General Counsel Admitted in CT, DE and Washington, DC Registered in-house counsel in NY

       March 6, 2025

Consolidated Edison, Inc.

4 Irving Place

New York, New York 10003

Re: Securities Registered Under the Securities Act of 1933

I am Senior Vice President and General Counsel of Consolidated Edison, Inc. (“Con Edison”). I and other members of the Law Department of Consolidated Edison Company of New York, Inc., Con Edison’s principal subsidiary, have represented Con Edison in connection with the sale of 6,300,000 of its Common Shares ($.10 par value) (the “Securities”). The Securities were registered under the Securities Act of 1933 pursuant to a Registration Statement on Form S-3 (No. 333-264049, the “Registration Statement”).

We have examined such documents as we have deemed necessary for the purpose of this opinion letter, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison; and (b) minutes of meetings of the Board of Directors of Con Edison and the Corporate Governance and Nominating Committee, the Finance Committee and the Ad Hoc Pricing Committee thereof.

It is my opinion that the Securities have been duly authorized, executed, issued and delivered by Con Edison and are legally issued, fully paid and non-assessable.

I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States.

I consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Deneen Donnley